Exhibit 10.43

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is entered into as of October 3, 2017 between Steven Schwartz, M.D. (“Director”) and Adverum Biotechnologies, Inc. (the “Company”).

Whereas, Director has served as a member of the Company’s Board of Directors (the “Board”) since September 2010 and has advised the Company of his decision to resign from the Board effective October 3, 2017; and

Whereas, in recognition of Director’s long service as a director, the Executive Committee of the Board has approved and separately communicated with Director regarding an extension of the post-termination exercise period applicable to Director’s stock options under the Company’s 2014 Equity Incentive Award Plan, which separate communication is attached hereto; and

Whereas, in consideration of such extension and for other valuable consideration, Director is entering into this Release Agreement;

Now, Therefore, the parties hereby agree as follows:

1.Release of Claims. Director hereby releases the Company and its affiliated, related, parent and subsidiary entities, and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising at any time prior to or at the time this Agreement is signed (collectively, the “Released Claims”). The Released Claims include, but are not limited to: all federal, state and local constitutional, statutory and common law claims; claims directly or indirectly arising out of or in any way connected with the relationship between Director and the Company or the termination of that relationship; and claims for breach of contract or other promise, fraud, misrepresentation, discrimination, harassment, retaliation, emotional distress, compensation, commissions, benefits, or equity interests. In giving this release, Director acknowledges having read and understood Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Director expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Director’s release of claims herein, including but not limited to the release of unknown claims.

2.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) all rights or claims for indemnification, a defense and/or to be held harmless, in all cases to the fullest extent provided for, that Director may have pursuant to any written indemnification agreement with the Company to which Director is a party, the charter, Certificate of Incorporation or bylaws of the Company, under applicable law, or otherwise; (2) all rights which are not waivable as a matter of law; (3) all rights arising out of this Agreement; (4) all rights under any insurance policy; and (5) all rights in and to Director’s

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Company equity, including, without limitation, Director’s right to exercise, hold and sell Company equity. Director hereby represents and warrants that, other than the Excluded Claims, Director is not aware of any claims Director has or might have against any of the Released Parties that are not included in the Released Claims. The Company hereby represents and warrants that it is not aware of any claims the Company has or might have against Director.

3.General. This Agreement constitutes the complete and exclusive embodiment of the entire agreement between the Company and Director with regard to the subject matter hereof. Director is not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified or amended by a written agreement signed by both Director and a duly authorized representative of the Company. If any provision of this Agreement is determined to be unenforceable, in whole or in part, such determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be governed by the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed a waiver of any successive breach or rights hereunder. Director shall have no duty to mitigate any breach by the Company of this Agreement.

The parties have executed this Agreement as of the date first written above.

/s/ Steven Scwartz

Steven Schwartz, M.D.

ADVERUM BIOTECHNOLOGIES, INC.

By:	/s/ Amber Salzman
Amber Salzman
President and Chief Executive Officer

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